Exhibit 99.1

Wolverine Tube, Inc. Announces Extension of Expiration Date and Revised Terms of Exchange Offer

Huntsville, AL – March 25, 2009 – Wolverine Tube, Inc. (“Wolverine Tube”) announced today that it has extended the expiration date of the previously announced exchange offer and consent solicitation (the “Offer”), originally announced on February 25, 2009, for any and all of its 10½% Senior Notes due 2009 (CUSIP No. 978093AE2) (the “Existing Notes”).  The expiration date for the Exchange Offer will now be 11:59 p.m., New York City time, on April 7, 2009, unless terminated or further extended.  Tenders have been received with respect to approximately $43.7 million aggregate principal amount of Existing Notes, representing approximately 44% of the outstanding Existing Notes.  Including the $38.3 million in principal amount of our 10½% Senior Exchange Notes due 2009 that will be exchanged for New Notes, holders of approximately $82 million, or 59.4%, of our $138 million in principal amount of notes outstanding have agreed to exchange their notes for New Notes.

Wolverine Tube also announced today that it has revised the terms of its Offer.  Under the revised Offer, Wolverine Tube is offering holders of its Existing Notes the opportunity to exchange any and all of their Existing Notes, for each $1,000 of principal amount of Existing Notes tendered, $1,000 in principal amount of the Company’s 10% Senior Secured Notes due 2011 (the “New Notes”) and a cash exchange fee equal to 3.0% of the principal amount of the Existing Notes tendered by such holder (the “Exchange Offer Consideration”).  In addition, holders who validly tender and do not withdraw their Existing Notes in the Offer will also be paid accrued and unpaid interest from the most recent interest payment date for the Existing Notes up to, but not including, the Payment Date (as defined in the Statement), payable on the Payment Date.

The Offer is made only by, and pursuant to, the terms set forth in the Exchange Offer and Consent Solicitation Statement, dated February 25, 2009 (as may be amended and supplemented from time to time, the “Statement”) and the information in this press release is qualified by reference to the Statement and the accompanying Letter of Transmittal.  The following sets forth a summary of the revised terms of the Offer:

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The Company has amended the Offer to eliminate the ability of holders of Existing Notes to receive the Cash Option (as defined in the Statement).  Holders of Existing Notes may tender their Existing Notes in exchange for the Exchange Offer Consideration;

•	The Company has amended the Offer to increase the cash exchange fee to 3.0% of the principal amount of the Existing Notes tendered by such holder;

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The Company has amended the terms of the New Notes to provide that the New Notes will have an initial cash interest rate of 10% and will mature on March 31, 2011; provided that (a) if the outstanding principal amount of New Notes at the close of business on March 31, 2010 exceeds $90 million, the cash interest rate applicable to the New Notes will increase to 12% as of April 1, 2010, (b) if the outstanding principal amount of New Notes on March 31, 2011 does not exceed $60 million, the maturity of the New Notes automatically will be extended to March 31, 2012, and (c) if the maturity of the New Notes is extended to March 31, 2012, the cash interest rate applicable to the New Notes (if not previously increased pursuant to clause (a)) will increase to 12% as of April 1, 2011;

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The Company has amended the terms of the New Notes to provide that (a) the Company will have the option to pay interest on the New Notes either in cash or by issuing additional New Notes (“PIK Interest”), and (b) with respect to any interest period for which the Company elects to pay PIK Interest, the interest rate applicable to the New Notes will equal the sum of (i) the then current cash interest rate applicable to the New Notes, plus (ii) 4.0%; and

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The Company has amended the terms of the New Notes to provide that (a) no liens on assets securing the New Notes may be released, and no liens on assets securing the New Notes may be granted to lenders under a new revolving credit facility, without the consent of holders of at least 66⅔% in principal amount of New Notes and (b) unless otherwise provided in connection with the solicitation of consents of holders of the New Notes to entering into a new revolving credit facility, the Company will not be obligated to redeem any of the New Notes with the proceeds of a new revolving credit facility.

David A. Owen, Chief Financial Officer of Wolverine Tube, commented that “the revised terms of the Offer reflect discussions with some of the noteholders, significantly improves certain of its terms and conditions and enhances Wolverine Tube’s liquidity and creditworthiness, particularly given poor visibility in the commercial marketplace and uncertainties in the overall economy.  We believe that the enhanced liquidity and flexibility will strengthen the Company's competitive position and viability going forward.”

This press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.  Any questions or requests for assistance or for additional copies of the Statement or related documents may be directed to the information agent, D.F. King & Co., Inc. at (800) 901-0068 or (212) 269-5550 (for banks and brokers only).

About Wolverine Tube

Wolverine Tube is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products and metal joining products.  Internet addresses: http://www.wlv.com and http://www.silvaloy.com.

Forward-Looking Statements

All statements in this press release other than statements of historical fact are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in this press release. The forward-looking statements speak only as of the date of this press release, and Wolverine Tube expressly disclaims any obligations to release publicly any update or revision to any forward-looking statement contained herein if there are any changes in conditions or circumstances on which any such forward-looking statement is based.